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                                                                    EXHIBIT 10.2

                              CONSULTING AGREEMENT
                              --------------------

         This Consulting Agreement (this "Agreement") is made this 10th day of January, 2002 by and between Denis Berube ("Consultant") and Viisage Technology, Inc., a Delaware corporation (the "Company"). The Company wishes to engage Consultant to provide services to the Company, and Consultant wishes to provide services to the Company, in accordance with the terms and conditions set forth below. In consideration of the mutual promises made herein and the mutual benefits to be derived herefrom, Consultant and the Company, intending to be legally bound, hereby agree as follows:

         1. Engagement. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to engage Consultant, as an independent contractor, to render services to and on behalf of the Company, as requested from time to time by the Company, and Consultant hereby agrees to render such services to and on behalf of the Company.

         2. Duties of Consultant. Consultant's duties hereunder shall include part time strategic, marketing and business development activities relating to federal government customers and such other duties as shall be reasonably agreed to by the Consultant and the Chief Executive Officer of the Company. Unless otherwise determined by the Board of Directors of the Company, Consultant shall report directly to the Chief Executive Officer.

         3. Compensation. For services rendered under this Agreement, Consultant shall receive an annual compensation of $125,000, payable according to the Company's standard payroll practices. In addition, Consultant shall be provided with appropriate office space to perform services for the Company during the term of this Agreement. Consultant shall be reimbursed for reasonable expenses incurred in performance of Consultant's duties hereunder. Consultant shall not be entitled to any fringe benefits hereunder.

         4. Term. Consultant's engagement with Company shall continue in full force and effect for a period of ten (10) years from the effective date of this Agreement unless earlier terminated as provided for herein. This Agreement may be terminated by the Company upon the occurrence of any of the following: (a) death or disability of the Consultant where, for the purposes of this Agreement, disability shall mean any condition that renders the Consultant unable to perform services for the Company for more than 120 consecutive days; (b) Consultant voluntarily resigns from the Company or the Board of Directors reasonably request the resignation of Consultant due to Consultant's failure to perform services that have been requested pursuant to this Agreement; (c) Consultant accepts a full time position outside of the Company or its affiliates (where for the purposes of this Agreement, Lau Acquisition Corp. is considered to be an affiliate of the Company); (d) material breach of this Agreement by the Consultant and failure to cure within 30 days of written notice thereof; or (e) actions or inactions taken by the Consultant with respect to the Company or on behalf of the Company that rise to the level of gross negligence or willful misconduct.

         5. Confidentiality. Consultant acknowledges that the Company's confidential information includes matters not generally known outside the Company, such as developments, methods, improvements, modifications, designs, drawings, processes, hardware, software and trade secrets relating to existing and future products and services marketed or used by the Company and data relating to the business operations, methodologies and techniques of the Company, such as information concerning sales, costs, profits, organizations, artist lists, customer lists, personnel and pricing

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methods. Consultant further understands that while providing services for the
Company prior to or during the term of this Agreement, Consultant may have obtained or heard of, or may obtain or hear of, confidential information of the Company and of other parties which has been provided to the Company in confidence. Consultant hereby agrees not to disclose, use or copy any confidential information of the Company (whether or not produced by Consultant) or of other parties which has been provided to the Company in confidence, except as the Company may authorize or direct, except to executive officers and directors of the Company or Lau Technologies (as long as Lau Technologies owns at least 10% of the issued and outstanding shares of capital stock of the Company), and except as to information which the Consultant can establish: (a) was, on the date of this Agreement, generally known to the public; or (b) became generally known to the public after the date of this Agreement other than as a result of the act or omission of Consultant; or (c) was contained in documents rightfully known to Consultant prior to Consultant learning or receiving same from Company; or (d) was disclosed by Company to third parties generally without restriction on use and disclosure; or (e) Consultant lawfully received from a third party without that third party's breach of agreement or obligation of trust; or (f) Consultant is required to disclose as a matter of law.

         6. Discoveries. Consultant agrees to make full and prompt disclosure to the Company of all designs, inventions, technologies, improvements, modifications, processes, discoveries, methods, and developments (all of which are collectively termed "Discoveries"), whether patentable, copyrightable or not, made, conceived or reduced to practice by Consultant or under Consultant's direction or jointly with others during the term of this Agreement, whether or not made, conceived or reduced to practice during normal working hours or on the premises of the Company, with the exception of any discoveries that do not relate to the actual, planned or anticipated business or research and development of the Company and which are not made on the Company's premises and without the use of any of the Company's tools, devices, equipment, resources or confidential information. Consultant hereby assigns and transfers to the Company without further compensation Consultant's entire right, title and interest in and to all Discoveries and any patents, patent applications, copyrights, copyright registrations, or trade secrets covering such Discoveries.

         7. Intellectual Property Rights. Consultant acknowledges and agrees that ownership of copyrights, patents and any other rights, title, and interest of any nature in the designs, drawings, software, firmware and related documents and works of authorship created for the Company or within the scope of this Agreement ("Intellectual Property Rights") shall belong to the Company exclusively throughout the world. There shall be no obligation of the Company or any of its direct or indirect licensees to designate Consultant as author of any such design, drawing, software, firmware or related documentation or other work of authorship when distributed publicly or otherwise, nor to make any such distribution. Consultant hereby assigns and transfers to the Company without further compensation any Intellectual Property Rights Consultant may have in and to the foregoing, hereby waiving and releasing all other rights, if any (including moral rights to the extent waivable), provided that Intellectual Property Rights shall not include intellectual property created by Consultant that does not relate to the actual, planned or anticipated business or research and development of the Company and which is made, conceived or reduced to practice not on the Company's premises and without the use of any of the Company's tools, devices, equipment, resources or confidential information. To the extent that Consultant has performed services for the Company prior to the date of this Agreement, Consultant hereby assigns to Company all Intellectual Property Rights and all Discoveries that have already been developed, or are currently in development, by Consultant, either on behalf of the Company or for use in the business that the Company currently engages in, but Consultant


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does not otherwise assign or convey any rights to any other intellectual property developed and/or owned by Consultant prior to the date of this Agreement.

         8. Obligation to Assist Company. Consultant further agrees, both during and after the term of this Agreement, to execute and deliver such assignments, applications, and other documents and instruments as the Company may direct, and agrees to cooperate fully with the Company, to enable the Company to secure and patent, copyright, and otherwise perfect and protect, such Discoveries and other Intellectual Property Rights in any and all countries, provided that Company shall reimburse Consultant for any reasonable third party costs and expenses incurred by Consultant in providing such assistance.

         9. Obligations to Other Parties. Consultant hereby represents that Consultant has no present obligation, and hereby agrees that Consultant will not undertake any obligations during the term of this Agreement, to assign to any former employer or any other person, corporation, business entity or non-profit organization, any items covered by paragraphs 6 and 7, and Consultant represents that Consultant is not bound, and agrees that Consultant will not, during the term of this Agreement, become bound, by any employment contracts or restrictive agreements which would prevent full performance of Consultant's duties to the Company, including but not limited to the duties set forth in this Agreement. Consultant will not disclose and has not disclosed to the Company, and will not induce or cause and has not induced or caused the Company to use, any confidential information of other persons, corporations or firms, including former employers. In addition, Consultant will not bring or provide and has not brought or provided to the Company, any documents or other tangible items containing confidential information of other persons, corporations or firms, including any former employers.

         10. Competitive Activities Prohibited. Consultant agrees that during the term of this Agreement and for one (1) year after termination of this Agreement, Consultant will not (a) directly or indirectly, either as principal, agent, employee, consultant, officer, director, stockholder (provided that Consultant may acquire up to 5 % of the outstanding capital stock in any publicly traded company or make any mutual fund investment), partner or in any other capacity, engage in or have a financial interest in, any business that provides products or services ("Competing Products") which compete directly with the products or services which the Company sells, licenses or furnishes or actively plans to sell, license or furnish; (b) recruit, hire, or otherwise directly or indirectly seek to cause employees or consultants of the Company to terminate their employment or consultancy or violate any agreement with the Company; or (c) solicit in any manner, whether direct or indirect, any customer of the Company to purchase Competing Products. If any part of this paragraph 10 is determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this Agreement is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.

         11. Termination of Consultancy. Upon termination of this Agreement, Consultant agrees to leave with or return to the Company all records, drawings, files, notebooks, software, including object and source code versions thereof, and other documents, and to delete such items in any electronic or other intangible format in Consultant's computer or electronic archives, pertaining to the Company's confidential information, whether prepared by Consultant or others, and any equipment, tools or devices owned by the Company then in Consultant's possession or under Consultant's control however such items where obtained.


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         12. Relationship Between Parties. Consultant will be retained by
Company strictly for the purposes and to the extent set forth in this Agreement and his relationship to Company shall be that of an independent contractor. Consultant shall not be considered under the provisions of this Agreement, or otherwise, as an employee of Company. Except as may otherwise be agreed to by the Company and Lau Technologies, the Company shall not provide health insurance, workers' compensation, professional liability or any other insurance on behalf of Consultant. Consultant acknowledges that it is Consultant's sole responsibility to obtain and keep in force such insurance as Consultant deems appropriate.

         Nothing contained in this Agreement or the transactions contemplated hereby shall create or imply the creation of a partnership between the Company and Consultant and neither party shall have any authority (actual or apparent) to bind the other. Consultant shall be responsible for the timely payment of his or her own self-employment and income taxes and the Company shall not deduct or withhold from any monies payable to Consultant hereunder any amount on account of any tax or employee benefit.

         13. Survival of Provisions; Severability. The obligations of Consultant as set forth in Sections 5-8 and Section 10 shall survive the termination of Consultant's engagement with the Company.

         14. Successors and Assigns. Company may assign this Agreement to, and this Agreement shall bind and inure to the benefit of any parent, subsidiary, affiliate or successor of the Company. This Agreement shall not be assignable by Consultant.

         15. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

         16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles of Massachusetts or any other jurisdiction.

         17. Invalidity. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby.

         18. Entire Agreement; Amendments. This Agreement is the entire agreement and understanding of the parties relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every nature between them. This Agreement may not be changed or modified, except by an agreement in writing signed by both of the parties hereto.


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         IN WITNESS WHEREOF, the parties have caused this Consultant Agreement to be executed the day and year first above written.




                                           VIISAGE TECHNOLOGY, INC.

                                           By: /s/ Thomas J. Colatosti
                                               -------------------------------
                                               Name: Thomas J. Colatosti
                                               Title: President and CEO




                                               /s/ Denis Berube
                                               -------------------------------
                                               Denis Berube


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